EXHIBIT 10.10

AMENDMENT NO. 1
TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement entered into as of December 20, 2021 (this “Amendment”), by and among Kathleen G. Weber, DNA Genotek, Inc. and OraSure Technologies, Inc.

WHEREAS, the parties have previously entered into an Employment Agreement, dated as of January 1, 2019 (the “Employment Agreement”), and desire to amend the Employment Agreement as more fully set forth herein.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.
Definitions. Unless otherwise specifically defined herein, capitalized terms used in this Amendment shall have the meanings set forth in the Employment Agreement.
2.
Duties. Notwithstanding Section 1.2 (Duties) of the Employment Agreement, Employee’s primary place of work shall move from DNA Genotek’s headquarters located in Ottawa, Ontario Canada to a Company location in the United States to be mutually determined by Employee and the Company. Such relocation shall occur on or before December 31, 2022 (the “Relocation Date”); provided that the Relocation Date may be extended to February 28, 2023 if determined by Employee and the Company to be reasonably necessary to accommodate the business needs of the Company. Following such relocation, Employee shall continue to serve in the Position as provided by the Employment Agreement.
3.
Employee Benefits. Following Employee’s relocation to the United States, Employee shall be entitled to receive or participate in employee benefits as provided in Section 3.4 of the Employment Agreement (Employee Benefits), which may from time-to-time be made available by the Company to other senior executives of the Company in the United States. To the extent that the specific benefits described in Sections 3.4.1 through 3.4.10 no longer apply due to Employee’s relocation to the United States, such benefits shall be deemed to be terminated with respect to the period beginning immediately after the Relocation Date; provided that the foregoing termination shall not affect the Company’s obligation to provide such benefits to the extent related to the period on or prior to the Relocation Date.
4.
Housing Expenses. Beginning January 1, 2022, the aggregate reimbursement amount required by Section 3.4.4 of the Employment Agreement (Housing Expenses) shall be increased to $3,438.00 USD per month.
5.
Tax Equalization/Tax Services. Section 3.4.5 of the Employment Agreement (Tax Equalization/Tax Services) is hereby restated in its entirety to read as follows:

“3.4.5 Tax Equalization/Tax Services. Because during the Term Employee will be a United States citizen performing services in Canada, Employee may be subject to aggregate personal income tax in the United States and

Canada on compensation and benefits earned from the Company (“Company Compensation”) and on other income (“Other Income”) that may be greater than the personal income tax that Employee would have been required to pay had Employee remained working in the United States (such tax that Employee would have been required to pay had Employee remained working in the United States, the “Theoretical U.S. Tax,” and the actual tax that Employee will owe in both the United States and Canada, the “Actual Tax”). For the avoidance of doubt, it is understood and agreed that “Other Income” includes all of Employee’s income not reported on a Form W‑2 or similar Canadian form issued by the Company, including, but not limited to any capital gains attributable to the sale of OraSure stock. In order to protect Employee from incurring the additional cost of the Actual Tax over and above the Theoretical U.S. Tax (the “Supplemental Tax”), the Company will pay (i) the full amount of the Supplemental Tax with respect to the Company Compensation, (ii) up to a maximum of $30,000.00 USD per year of Supplemental Tax with respect to the Other Income and (iii) any additional tax necessary to put the Employee in the same after-tax position that Employee would have been in (taking into account any and all applicable federal, state, local and foreign income and employment taxes) had the Company not provided the amounts described in items (i) and (ii) (the amount determined under items (i) through (iii) of this sentence, the “Tax Equalization Benefit”). In order to process the Tax Equalization Benefit, an accounting firm selected and paid for by the Company will assist in preparing and filing Employee’s income tax returns required in the United States and Canada. In addition, this accounting firm will, at the Company’s cost, assist with the preparation and filing of Employee’s Canadian tax return, if required, for a period of three years after the date of the notice of assessment received for the last tax year Employee will be physically working in Canada, such assistance to include responding to any audits of Employee’s Canadian or US tax returns. Each year during the Term, the Company will make actual payments of income taxes for Employee in the United States and Canada. During the Term, the Company will deduct from Employee’s salary each pay period an amount that the Company, acting in good faith, determines is required by law to be withheld from the Company Compensation by taxing authorities in the United States and Canada. Following the end of each taxable year, the Company will provide Employee with a statement of tax liability that will indicate the amount of the Theoretical U.S. Tax, the Actual Tax and the Tax Equalization Benefit. If such statement indicates that the Company owes Employee additional Supplemental Tax or that Employee owes the Company any additional tax, the party owing such tax will remit it to the other party within 60 days. Any determination required under this Section 3.4.5 shall be made by the Company in its sole discretion.”

6.
Other Employee Benefits. The following new provision is hereby added to Section 3.4 of the Employment Agreement (Employee Benefits):

3.4.11 Departure Tax. In connection with Employee’s relocation to the United States, the Company shall pay or reimburse Employee for any liability under the “departure” tax rules in Canada; provided that the Company’s liability therefor shall not exceed $25,000.00 CDN in total.

7.
Effect of Amendment. Except as amended hereby, the Employment Agreement shall remain in full force and effect.
8.
Counterparts and Facsimiles. This Amendment may be executed, including execution by facsimile or electronic signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.
9.
Governing Law. This Amendment shall be governed by, and enforced in accordance with, the laws of the Province of Ontario without regard to the application of the principles of conflicts of laws.

The parties have executed this Amendment as of the date indicated above.

ORASURE TECHNOLOGIES, INC.

/s/ Kathleen G. Weber	By:	/s/ Stephen S. Tang, Ph.D.
Kathleen G. Weber		Stephen S. Tang
	Title:	President and Chief Executive Officer

DNA GENOTEK, INC.

	By:	/s/ Stephen S. Tang, Ph.D.
Stephen S. Tang
	Title:	Chief Executive Officer